Exhibit 99.1

LGL Announces Michael J. Ferrantino, Sr. Has Joined the Company as Executive Vice Chairman; Provides Update on Strategic Review Process

ORLANDO, FL, October 7, 2013 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company") today announced as part of its strategic review, Michael J. Ferrantino, Sr., has joined the Company as Executive Vice Chairman of the Board of Directors, and as Executive Chairman of the Company's subsidiary, MtronPTI.

Greg Anderson, LGL's President and Chief Executive Officer, said "We are pleased that Mr. Ferrantino has joined the Company in this executive capacity.  He brings LGL over three decades of experience in leading high technology companies, especially in the area of frequency control, RF/microwave and integrated assemblies.  We expect that his combination of leadership and experience will transform MtronPTI after its strategic restructuring, with the goal of leveraging the LGL platform to create shareholder value."

The Company previously announced the formation of a Special Committee to initiate a strategic review in the context of new and rapidly changing dynamics at MtronPTI.  The goal of the Committee was to ensure the Company was pursuing and executing on opportunities that create additional value for stockholders.   The Committee has considered a variety options and the addition of Mr. Ferrantino will strengthen efforts in shareholder value creation.

LGL's Chairman of the Board, Marc Gabelli, said, "The timing for Mr. Ferrantino to join the company could not be better.  We announced our plans this summer to restructure and develop a new strategic plan for the Company.  As we finalize these initiatives, Michael will play a central role in the Company's repositioning, and he is uniquely qualified in providing leadership to our team as we implement a plan to return to profitable growth."

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com.

###

Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000